Exhibit 23.1

Turner, Jones & Associates, PLLC
108 Center Street, North, 2nd Floor
Vienna, VA  22180
703-242-6500
703-242-1600-fax

May 28, 2008

Lifestem International
23341 Del Lago
Laguna Hills, CA 92653

As independent auditors of Lifestem International we hereby consent to the incorporation of our audit report dated March 27, 2008, relating to the consolidated balance sheet of Lifestem International as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006, and to our review report dated May 12, 2008, relating to the consolidated balance sheet of Lifestem International as of March 31, 2008, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period then ended, in the Form S-8 of Lifestem International submitted on May 28, 2008.

/s/ Turner, Jones & Associates, PLLC

Vienna, Virginia
May 28, 2008